Exhibit 99.1

Investor Contact: Dave Crawford
Avanos Medical, Inc.
470-448-5177
Investor.Relations@Avanos.com

Media Contact: Katrine Kubis
Avanos Medical, Inc.
470-448-5561
CorporateCommunications@Avanos.com

Avanos Medical, Inc. Appoints Bill Haydon as Senior Vice President & General Manager, Pain Franchise
ALPHARETTA, Ga., Aug. 31, 2020 / PRNewswire / -- Avanos Medical, Inc. (NYSE: AVNS) today announced that Bill Haydon has been appointed senior vice president & general manager for the company’s newly combined pain franchise. In this role, Haydon will spearhead a global strategy to support transformation and growth in this business. Previously, Haydon served as senior vice president and general manager for the medical division of Cantel, a leading provider of infection prevention products and services in the healthcare market.
Haydon brings to Avanos nearly 25 years of experience in strategy, marketing, commercialization, innovation, M&A strategy development and execution. While at Cantel, Haydon played an integral role in creating and leading the global marketing and business development organizations, restructuring the commercial organization, building a robust, market-driven product pipeline, and establishing a proactive, strategic approach to M&A. Prior to that, Haydon held global leadership roles at a number of high-growth organizations in the medical device and medical technology space, including Boston Scientific, Bayer Healthcare and St. Jude Medical.
“To improve focus, drive efficiencies and better serve our customers, we have united our Interventional Pain and Acute Pain businesses under one global pain franchise leader,” stated Joe Woody, chief executive officer. “This mirrors the structure of our Chronic Care organization and we expect this alignment to accelerate growth and allow us to capitalize on areas where our pain businesses overlap, like in our orthopedic and sports medicine channels. We are very pleased to have Bill join Avanos in this new role. His prior experience at Cantel in creating sustainable growth strategies and establishing a proactive, strategic approach to M&A will be of great value as we focus on creating long-term value for our customers, employees and shareholders.”
Haydon holds a bachelor’s degree from the University of Minnesota Duluth, and an MBA from the University of Minnesota’s Carlson School of Management.
About Avanos Medical, Inc.
Avanos Medical, Inc. (NYSE: AVNS) is a medical technology company focused on delivering clinically superior breakthrough medical device solutions to improve patients' quality of life. Headquartered in Alpharetta, Georgia, Avanos is committed to addressing some of today's most important healthcare needs, such as reducing the use of opioids while helping patients move from surgery to recovery. Avanos develops, manufactures and markets its recognized brands in more than 90 countries. For more information, visit Avanos.com and follow Avanos Medical on Twitter (@AvanosMedical), LinkedIn and Facebook.